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                         AGREEMENT FOR SALE AND PURCHASE
                         -------------------------------


DATED: 8TH January, 2003

BETWEEN:  1.       MANGALITSA LTD. a company incorporated under the laws
          of
                   the Commonwealth of The Bahamas with its registered office at Shirlaw House, 87 Shirley Street, Nassau,
                   Bahamas (the "Vendor"); and

          2. CALEDONIA INVESTMENTS PLC whose registered office is at Cayzer House, 30 Buckingham Gate, London SW1E 6NN England (the "Purchaser").


WHEREBY IT IS AGREED as follows:

1.    DEFINITIONS:

1.1   The following terms used herein shall have the meanings set forth below: -

      "Agreements" means the Omnibus Agreement, the Registration Rights and Governance Agreement and the Settlement Agreement;

      "Assets" means the shares and all of the Vendor's rights, benefits, privileges and obligations in and under the Agreements;

      "Completion" means the actual completion of the sale and purchase of the Assets pursuant to the terms of this Agreement;

      "Libor" means

      (a) the display rate of the offered quotation for loans in United States dollars for a period of three months quoted for value on the relevant date on Telerate Page 3747; or

      (b) if the display rate cannot be determined under paragraph (a) above, the rate determined by the Purchaser to be arithmetic mean (rounded, if necessary, to the nearest two decimal places with the midpoint rounded upwards) of the rates notified to the Purchaser by each of HSBC Bank plc and Barclays Bank plc as the rate at which such bank is offering loans in United States dollars and for the period of three (3) months in the relevant amount at or about 11:00 a.m. on the relevant date;

      "Omnibus Agreement" means the Omnibus Agreement dated as of 3rd July, 2001 as amended and supplemented, by and among Kerzner International Limited (formerly known as Sun International Hotels Limited) ("KIL"), Sun

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      International Investments Limited ("SIIL"), World Leisure Group Limited
      ("WLG"), Kersaf Investments Limited ("Kersaf"), the Purchaser, Rosegrove Limited ("Rosegrove"), Royale Resorts Holdings Limited ("RHHL"), the Vendor, Cement Merchants SA ("CMS"), Sun International Inc. ("SINC"). Sun Hotels International, Royale Resorts International Limited, Sun Hotels Limited, World Leisure Investments Limited, Hog Island Holdings Limited, Solomon Kerzner, Peter Buckley, Derek Aubrey Hawton, Sun International Management Limited, Sun International Management (UK) Limited and Sun International Management Limited ("SIMLA");

      "Purchase Price" means the sum of One Hundred and Twelve Million Six Hundred and Eighty Thousand Eight Hundred and Eighty Four dollars and twenty cents in the currency of the United States of America (US$112,680,884.20);

      "Registration Rights and Governance Agreement" means the Registration Rights and Governance Agreement dated as of 3rd July, 2001, as amended and supplemented, by and among KIL, SIIL, WLG, Kersaf, the Purchaser, the Vendor, CMS, Rosegrove, RRHL and SINC;

      "Settlement Agreement" means the Settlement Agreement dated as of 1st November 2002 by and among KIL, Kersaf, RRHL, SIMLA, WLG, the Purchaser, the Vendor and CMS;

      "Shares" means the 5,808,293 fully paid shares in Kerzner International Limited, a company incorporated under the laws of the Commonwealth of The Bahamas owned by the Vendor; and

      "Telerate Page 3747" means the display designated as page 3747 on the Telerate Service (or such other page as may replace page 3747 on that service or such other service as may be nominated by the British Bankers' Association (including the Reuters Screen) as the information vendor for the purposes of displaying British Bankers' Association Interest Settlement Rates for deposits in the currency concerned).

1.2 Words demoting the singular number only shall include the plural and vice versa. Words denoting any gender include all genders and words denoting persons shall include firms and vice versa.

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2.    SALES AND CONSIDERATION:

2.1 Subject to the provisions of this Agreement the Vendor shall sell and assign and the Purchaser shall purchase and acquire: -

      (a) all of the Shares free from any mortgage charge lien sale agreement or any other encumbrance or claim of any kind;

      (b) all of the Vendor's rights, benefits, privileges and obligations in and under the Agreements.

2.2   The total purchase price for the Shares shall be the Purchase Price.

3.    TITLE:

      The Vendor sells as beneficial owner.

4.    COMPLETION:

4.1 The sale and purchase of the Assets shall be completed immediately after this Agreement is signed, when the events set out in the following provisions of this clause 4 shall take place.

4.2   On Completion, the Vendor shall deliver or cause to be delivered to the
      Purchaser:

      (a) duly executed assignments or transfers into the name of the Purchaser or its nominee in respect of all Assets together with the relative share certificates or other documents of title;

      (b) originals of novation agreements, deeds of assignment, deeds of adherence or other ancillary documents (as the case may be) duly executed by the Vendor and relevant third parties, or letters of consent from relevant third parties indicating a willingness to enter into novation agreements, in relation to the Assets agreed with the Purchaser and in a form reasonably satisfactory to the Purchaser together with copies of all other material documents relating to the Assets; and

      (c) such further documents as the Purchaser may reasonably require to complete the sale and purchase of the Assets.

4.3 The Purchase Price referred to in clause 2.2 shall be left outstanding together with accrued interest thereon as a debt re-payable immediately on demand in writing made by the Vendor on the Purchaser at any time on or before 31 March 2003, carrying interest at the rate of LIBOR plus one (1) per cent;

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      which shall be calculated in respect of each period of three (3) months for which the purchase price is left outstanding (an "interest period") and payable on the last day of each such interest period. In the event that the Purchase Price and interest thereon is repaid otherwise than at the end of the an interest period, the interest in respect of the period from the end of the last interest period until the date of such repayment shall be the rate of LIBOR plus one (1) per cent pro-rated
      (on a simple time basis) accordingly.

4.4 The Purchaser hereby agrees that upon Completion, the Purchaser will observe and perform all of the obligations of the Vendor under the Agreements.

5.    REPRESENTATIONS AND WARRANTIES:

5.1   The Vendor hereby represents and warrants to the Purchaser as follows:

      5.1.1 The Vendor is the sole legal and beneficial owner of the Shares free from all security interests, options, equities, claims or other third party rights (including, without limitation, rights of pre-emption) of any nature whatsoever; and

      5.1.2 The Vendor is duly organized and existing and in good standing under the laws of the Commonwealth of The Bahamas and has taken all requisite action and has the corporate power and authority to enter into and perform this Agreement and to cause the completion of the transactions herein. This Agreement is and all instruments documents and agreements to be executed and delivered to the Purchaser will be the valid and binding obligations of the Vendor.

      5.1.3 The execution and delivery of this Agreement and the completion of the transaction hereunder by the Vendor will not conflict with any term or provision of any instrument or agreement to which the Vendor is a party or by which its assets are bound.

      5.1.4 The foregoing representations and warranties will remain true and accurate up to and shall be deemed to be repeated immediately prior to completion.

5.2 The Purchaser hereby represents and warrants to the Vendor mutatis mutandis in respect of itself to the same effect the representations and warranties contained in clauses 5.1.2 to 5.1.4

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6.    INDEMNITY:

      The Purchaser agrees to and hereby indemnifies the Vendor its successors in title and its assigns against each and every cost, claim, liability, expense or demand including but without limitation of attorneys fees, costs of appeal and collection costs arising out of a breach by the Purchaser of its obligations under the Agreements.

7.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES:

      Notwithstanding the completion of the sale and purchase herein the representations and warranties herein contained shall continue thereafter to subsist for so long as may be necessary for the purpose of giving effect to each and every of those representations and warranties in accordance with the terms hereof.

8.    CLOSING COSTS:

      Each party to this Agreement shall bear its own legal fees and shall bear equally any charges that may be imposed by Kerzner International Limited as a result of the assignment or transfer of the Assets to the Purchaser.

9.    ENTIRE AGREEMENT:

      This Agreement sets out the entire agreement and understanding between the parties in respect of the sale and purchase of the Assets.

10.   FURTHER ASSURANCE:

      The Vendor agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the Purchaser may reasonably require whether on or after Completion, to implement and/or give effect this Agreement and the transaction contemplated by it and for the purpose of vesting in the Purchaser the full benefit of the assets, rights and benefits to be transferred to the Purchaser under this Agreement.

11.   VARIATION:

      No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the parties to it.

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12.   COUNTERPARTS:

      This Agreement may be executed in any number of counterparts each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument.

13.   GOVERNING LAW:

      This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of The Bahamas.

                                             AS WITNESS the hand of Surinder
                                             Deal, a director of the Vendor, for
                                             and on behalf of the Vendor



         /s/ Surinder Deal
         ---------------------------------

Signed and delivered by Surinder Deal, a director of MANGALITSA LTD., for and on behalf of the said company, in the presence of:

         /s/ Shenika Ashwood
         ---------------------------------
                                             AS WITNESS the hand of Graeme
                                             Denison, Company Secretary of the
                                             Purchaser, for and on behalf of
                                             the Purchaser



         /s/ Graeme Denison
         ---------------------------------

Signed and delivered by Graeme Denison, Company Secretary of CALEDONIA INVESTMENTS PLC, for and on behalf of the said company, in the presence of:

                                             /s/ Anthony Carter
                                             -----------------------------------

Certified that this is a true and correct copy of the original.

         /s/ executed by Notary Public
         ---------------------------------
                 Notary Public

                            Date: 9 Jan. 2003
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